Exhibit 99.1

                 BAKER APPOINTS FOGLESONG TO BOARD OF DIRECTORS

PITTSBURGH, April 24 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) announced today that it has appointed General (Ret.) Robert H. Foglesong to its Board of Directors. The addition of General Foglesong brings the total number of members on the Baker board to ten.

General Foglesong was named President of Mississippi State University in Starkville, Mississippi, on February 16, 2006, following a 33-year career in the United States Air Force (USAF). He retired from the USAF as Commander, United States Air Forces Europe, on February 1, 2006. A former four-star general, he held numerous positions during his career, including vice commander of the entire USAF and has flown most aircraft in the U.S. inventory. Born in Mingo County, West Virginia, General Foglesong received his Ph.D. in Chemical Engineering from West Virginia University. He is the head of the Appalachian Leadership and Education Foundation, headquartered in Charleston, W.Va., an organization that he founded and will continue to lead. He has also authored numerous articles on leadership and management, on ethics and integrity, and on professional issues relevant to the engineering community.

"We are pleased to welcome General Foglesong to our Board," Richard Shaw, chairman of the Board, said. "The Board, the company and all of our major stakeholders will benefit from his military background, areas of expertise and keen insights into the key issues and challenges we face today."

Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

SOURCE  Michael Baker Corporation
    -0-                             04/24/2006
    /CONTACT:  David Higie of Michael Baker Corporation, +1-412-269-6449/
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    /Web site:  http://www.mbakercorp.com/